Exhibit 99.1

GTSI Provides Updated First Quarter Financial Results

CHANTILLY, VA. — May 10, 2006 — GTSI® Corp. (Nasdaq: GTSI), today announced that in completing its Form 10-Q, for the three-month period ended March 31, 2006, GTSI discovered that its May 9, 2006 announcement of financial results understated unaudited sales by $6.1 million, and as a result under reported income by $871,000 or $0.07 a share. As reflected in the attached unaudited income statement, GTSI had sales of $149.8 million, a net loss of $13.0 million and net loss per share of $1.41 for the three-month period ended March 31, 2006.

About GTSI Corp.

GTSI Corp. is a leading information technology product and solutions provider, combining best of breed products and services to produce solutions that meet government’s evolving needs. For more than two decades, GTSI has focused exclusively on Federal, State, and Local government customers worldwide, offering a broad range of products and services, an extensive contract portfolio, flexible financing options, global integration and worldwide distribution. GTSI’s Lines of Business incorporate certified experts and deliver exceptional solutions to support government’s critical transformation efforts. Additionally, GTSI focuses on systems integrators on behalf of government programs. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. Further information about the Company is available at www.GTSI.com/About.

Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.

GTSI Contact:

Paul Liberty

Area Vice President, Corporate Affairs & Investor Relations

703.502.2540

paul.liberty@gtsi.com

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GTSI Corp.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	March 31,		Change from 2005
	2006	2005	Actual	Percentage

Sales	$149,844	$160,677	$(10,833)	-6.7%
Cost of sales	133,791	142,204	8,413	5.9%
Gross margin	16,053	18,473	(2,420)	-13.1%

Selling, general & administrative expenses	29,719	28,291	(1,428)	-5.0%

Interest and other income, net	623	729	(106)	-14.5%
Loss before income taxes	(13,043)	(9,089)	(3,954)	-43.5%

Income tax benefit	—	3,563	(3,563)	-100.0%
Net loss	$(13,043)	$(5,526)	$(7,517)	-136.0%

Basic net loss per share	$(1.41)	$(0.61)	$(0.79)	-129.3%
Diluted net loss per share	$(1.41)	$(0.61)	$(0.79)	-129.3%

Weighted average shares outstanding:
Basic	9,265	9,002	263	2.9%
Diluted	9,265	9,002	263	2.9%

GTSI Corp.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,	Change from December 31, 2005
	2006	2005	Actual	Percentage
ASSETS
Current assets:
Cash	$2,502	$22	$2,480	11272.7%
Accounts receivable, net	134,244	207,886	(73,642)	-35.4%
Inventory	26,923	56,666	(29,743)	-52.5%
Other current assets	20,971	24,027	(3,056)	-12.7%
Total current assets	184,640	288,601	(103,961)	-36.0%
Depreciable assets, net	13,153	13,640	(487)	-3.6%
Other assets	3,302	4,416	(1,114)	-25.2%

TOTAL ASSETS	$201,095	$306,657	$(105,562)	-34.4%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Borrowings under credit agreement	$—	$48,014	$(48,014)	0.0%
Accounts payable	111,878	159,038	(47,160)	-29.7%
Accrued liabilities	18,586	17,463	1,123	6.4%
Deferred revenue	4,720	3,611	1,109	30.7%
Total current liabilities	135,184	228,126	(92,942)	-40.7%
Other liabilities	3,747	3,837	(90)	-2.3%
Total liabilities	138,931	231,963	(93,032)	-40.1%
Stockholders’ equity	62,164	74,694	(12,530)	-16.8%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$201,095	$306,657	$(105,562)	-34.4%

GTSI Corp.

	Sales ($ in Millions)	Month-End Total Backlog ($ in Millions)	Monthly Bookings ($ in Millions)
October 2003	113.0	192.9	77.6
November 2003	93.2	144.0	44.3
December 2003	106.3	102.8	65.1
January 2004	58.4	89.6	45.2
February 2004	52.3	83.1	45.8
March 2004	67.9	98.0	82.8
April 2004	73.8	123.0	98.8
May 2004	72.2	132.9	82.1
June 2004	93.0	155.0	115.1
July 2004	89.5	173.0	107.5
August 2004	84.9	192.8	104.7
September 2004	156.2	257.0	220.4
October 2004	107.7	207.8	58.5
November 2004	93.2	152.7	38.1
December 2004	127.0	86.8	61.1
January 2005	54.8	83.1	51.1
February 2005	43.0	95.5	55.4
March 2005	62.9	106.8	74.1
April 2005	33.9	123.9	51.0
May 2005	40.8	136.0	52.9
June 2005	101.8	113.6	79.4
July 2005	36.9	156.1	79.4
August 2005	78.1	198.4	120.5
September 2005	154.8	293.6	250.0
October 2005	97.9	235.3	39.7
November 2005	80.0	176.3	21.0
December 2005	101.3	127.3	52.3
January 2006	47.1	117.1	37.0
February 2006	43.8	111.9	38.6
March 2006	52.8	131.9	78.9

Sales data are based on the GAAP definition of sales. The Company often enters into sales arrangements, with customers, such as in certain third-party maintenance contracts, where the Company performs as an agent or broker without assuming the risks and rewards of ownership of the goods and services. The Company recognizes revenue from these transactions on a net basis.

Backlog and Bookings data are based on funds expected to be received associated with accepted customer orders. As such, these Backlog and Bookings data do not correspond to the definition of Sales in that the funds expected to be received from customers are not reduced for any ‘netting’.